Exhibit 21.0                IATROS SUBSIDIARIES

1. Pace Rehabilitation and Home Care Services, Inc.
2. Gull Creek, Inc.
3. IHN/Financial Services Corporation
4. Greenbrier Services, Inc.
5. Iatros Caring Services, Inc.
6. Iatros Therapy Corporation
7. OHI Corporation
8. Iatros Management Corporation
9. Iatros Assisted Living Services, Inc.
10.Greenbrier Healthcare Services, Inc.
11.Greenbrier Rehablilitation Services, Inc.
12.Champion Rehab, Inc.
13.New Generations Healthcare Associates, Inc.
14.IHN Health Services Group, Inc
15.Gatti-Durant Healthcare Venture, Inc., dba Durant Pharmacy
16.Durant Medical, Inc.
17.IHN Rehab, Inc.
18.Iatros Acute Care Services, Inc.